Filed Pursuant To Rule 433

Registration No. 333-278878

November 12, 2025

Tweet 1: https://x.com/CraigSalm/status/1988618213563793686

Craig Salm🛡️ @CraigSalm As @SecScottBessent highlights, @USTreasury and @IRSnews have now issued critical guidance for ETPs to stake digital assets. Grayscale was ready: $ETHE and $ETH Mini were the first Ether ETPs in U.S. to stake their digital assets, generating $5.7MM in total since launching.¹ Quote Treasury Secretary Scott Bessent @SecScottBessent · Nov 10 Today @USTreasury and the @IRSnews issued new guidance giving crypto exchange-traded products (ETPs) a clear path to stake digital assets and share staking rewards with their retail investors. This move increases investor benefits, boosts innovation, and keeps America the
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Tweet 2: https://x.com/CraigSalm/status/1988618215761531220

Craig Salm🛡️ @CraigSalm We’re grateful to regulators for providing clarity that unlocks innovation, enhances returns for investors, and keeps the U.S. at the forefront of digital finance. This is a pivotal step for the future of our industry, and for Grayscale.

Tweet 3: https://x.com/CraigSalm/status/1988618217707671727

Craig Salm🛡️ @CraigSalm Disclosures: ETHE and ETH are exchange traded products that are not registered under the Investment Company Act of 1940 (the “40 Act”) and therefore are not subject to the same regulations and protections as '40 Act-registered ETFs and mutual funds. An investment in ETHE and ETH involves significant risk, including possible loss of principal. ETHE and ETH hold digital assets; however, an investment in ETHE and ETH is not a direct investment in digital assets. See important disclosures and learn more about the following products: Grayscale Ethereum Mini Trust ETF (Ticker: $ETH):https://etfs.grayscale.com/eth Grayscale Ethereum Trust ETF (Ticker: $ETHE): https://etfs.grayscale.com/ethe ETHE and ETH have each filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents ETHE and ETH each have filed with the SEC for more complete information about each of their offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at http://sec.gov. Alternatively, ETHE, ETH or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101. 20251112-4981814¹ From October 10, 2025 to November 11, 2025, $5.7M represents the combined net staking rewards delivered to ETHE and ETH after subtracting all staking fees, following the initiation of staking on October 6, 2025.

Grayscale Ethereum Mini Trust ETF (“ETH” or the “Fund”) has filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Fund has filed with the SEC for more complete information about such Fund and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you such prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101.